SECURITIES AND EXCHANGE COMMISSION

                          Washington, D.C. 20549



                                 FORM 8-K

                              CURRENT REPORT



                  Pursuant to Section 13 or 15(d) of the
                      Securities Exchange Act of 1934



Date of Report (Date of earliest event reported)            April 30, 1998



                       BANYAN STRATEGIC REALTY TRUST
          (Exact name of Registrant as specified in its charter)


  Massachusetts                   0-15465                    36-3375345
(State of or other           (Commission File            (I.R.S. Employer
  jurisdiction of                 Number)                  Identification
  incorporation)                                              Number)




150 South Wacker Drive, Suite 2900, Chicago, IL                 60606
(Address of principal executive offices)                      (Zip Code)



Registrant's telephone number, including area code          (312) 553-9800


This document consists of 3 pages.




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ITEM 2.     ACQUISITION OR DISPOSITION OF ASSETS.

      On April 30, 1998, the Trust acquired interest in four multi-tenant office properties in Orlando and Winter Park, Florida.

ORLANDO OFFICE BUILDING PORTFOLIO

      The Orlando Office Building Portfolio consists of four multi-tenant office properties in Orlando and Winter Park, Florida. The portfolio includes sixteen buildings containing a total of approximately 291,100 net rentable square feet which were acquired for approximately $23.5 million including closing costs and other related expenses. The properties were purchased utilizing proceeds from the revolving line of credit obtained from Nomura Asset Capital Corporation, which will be repaid upon obtaining permanent financing for the properties.

      The aggregate occupancy of the portfolio is 91 percent. A breakdown of the individual properties in the Orlando Office Building Portfolio are:

University Corp. Center  Winter Park, FL  7 bldgs.; 127,800 sq.ft.; 94% occup.

Metric Plaza             Winter Park, FL  2 bldgs.; 32,000 sq. ft.; 69% occup.
Park Center              Orlando, FL      2 bldgs.; 47,200 sq. ft.; 85% occup.
Sand Lake Tech. Center   Orlando, FL      5 bldgs.; 84,100 sq. ft.; 97% occup.

      The day-to-day operations of the properties are managed by Welsh Companies, Inc., which will receive a management fee each month equal to 3.5% of gross collections, as defined in the management agreement, for these management services. The term of the management agreement is for one year, cancelable upon 30 days written notice. If not terminated, the agreement will automatically renew for additional periods of one year each.

ITEM 7.     STATEMENTS AND EXHIBITS.

      The Trust is currently unable to provide the financial statements and pro forma financial information as part of this report as required under
Item 7 Financial Statements, Pro Forma Financial Information and Exhibits
(a)(b) of Form 8-K as of the date hereof.   As of the date of this filing,
the Trust's independent accountants had not completed the audits of the 1997 and 1998 operating results of the properties on which the Trust bases its pro forma operating estimates. The Trust currently anticipates completion of the audit and filing of all required financial statements and pro forma financial information for the properties within sixty days of the date of this report.



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                                SIGNATURES


      Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


Date:  May 14, 1998                       BANYAN STRATEGIC REALTY TRUST
                                          (Registrant)




                                    By:   /s/ Joel L. Teglia
                                          Vice President,
                                          Chief Financial and
                                          Accounting Officer